UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2026
________________________
BALLY'S CORPORATION

Delaware	001-38850	20-0904604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Westminster Street
Providence	RI	02903
(Address of Principal Executive Offices and Zip Code)
________________________
(401) 475-8474
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	BALY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    □
Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.

On September 4, 2026, Bally’s New York Operating Company, LLC (“Bally’s New York”), an indirect wholly owned subsidiary of Bally’s Corporation (“Bally’s”) and certain other subsidiaries of Bally’s (the “Bally’s New York Guarantors” and, together with Bally’s New York, the “Bally’s New York Loan Parties”) entered into a loan and security agreement with WhiteHawk Capital Partners, LP, as agent for the lenders, and the lenders from time to time party thereto (the “Loan Agreement”), providing for senior secured term loan commitments consisting of (i) closing date term loan commitments in an aggregate principal amount of $400 million and (ii) delayed draw term loan commitments in an aggregate principal amount of $160 million (collectively, the “Commitments” and the term loans made pursuant to the Commitments, the “Loans”).

The initial funding of the Loans under the Loan Agreement is subject to regulatory approval and the satisfaction of other customary conditions precedent. Proceeds of the Loans made under the Loan Agreement will be used to fund certain pre-construction costs and expenditures associated with the development of the Bally’s Bronx project and for general corporate purposes.

The Loans will mature 18 months after their initial funding under the Loan Agreement. The Loans, when funded, will bear interest at a rate per annum equal to Term SOFR for the applicable interest period (subject to a customary floor), plus 8.50% per annum. The Loans will be guaranteed by the Bally’s New York Guarantors and secured by substantially all of the assets of the Bally’s New York Loan Parties, subject to certain exceptions.

The Loan Agreement includes mandatory prepayment provisions that require the Bally’s New York Loan Parties to prepay the Loans upon certain events, including with the proceeds of certain asset sales, casualty events (subject to exceptions) and certain unpermitted debt issuances. Loans may be prepaid in whole or in part at any time, without premium or penalty, except in the case of a prepayment of the Loans in full, which is subject to a customary prepayment fee.

The Loan Agreement contains covenants that, subject to certain exceptions and qualifications, limit the ability of the Bally’s New York Loan Parties to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, sell assets, make certain investments, and grant liens. The Loan Agreement also includes certain construction and development covenants relating to the Bally’s Bronx project. The Loan Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults, certain events of bankruptcy and insolvency, judgment defaults or a change of control, which provisions permit the acceleration of the repayment of the Loans and termination of unfunded Commitments, together with accrued interest and applicable fees, as further set forth in the Loan Agreement.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the full text of that agreement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01        Other Events.

On September 14, 2026, Bally’s issued a press release announcing the entry into the Loan Agreement described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 and incorporated by reference into this Item 8.01. The information provided pursuant to this Item 8.01, including Exhibit 99.1 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the SEC or incorporated by reference in any filing under the Exchange Act or the Securities Act, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 14, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY'S CORPORATION
By:	/s/ Kim M. Barker
Name:	Kim M. Barker
Title:	Chief Legal Officer

Date: September 14, 2026